Exhibit 10.9
WEATHERFORD INTERNATIONAL, INC.
SUPPLEMENTAL RETIREMENT PLAN
(Established Effective January 1, 2009)
     1. Establishment and Purpose of Plan. Weatherford International, Inc., a Delaware corporation, desires to establish the Weatherford International, Inc. Supplemental Retirement Plan (the “Plan”) effective as of January 1, 2009 to provide supplemental retirement benefits. It is intended that this Plan be considered an unfunded arrangement maintained primarily to provide deferred compensation, for a select group of management or highly compensated employees, for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code of 1986, as amended (the “Code”).
     2. Definition of Terms. The following words and phrases when used herein, unless the context clearly requires otherwise, shall have the following respective meanings, provided, that any terms not specifically defined herein shall have the meanings specified in the ERP:
     (a) Beneficiary: The person or persons who may become entitled to a benefit hereunder in the case of a Participant’s death in accordance with the Designation of Beneficiary Form last received by the Company from the Participant prior to his or her death.
     (b) Board: The Board of Directors of the Parent.
     (c) Cause: Shall mean:
          (i) the willful and continued failure of the Participant to substantially perform the Participant’s duties with the Parent or a Subsidiary (other than any such failure resulting from incapacity due to physical or mental illness or anticipated failure after the issuance of a notice of termination for Good Reason by the Participant), after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Participant has not substantially performed the Participant’s duties, or
          (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Parent or a Subsidiary.
          No act, or failure to act, on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company or a Subsidiary. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the CEO or of a more senior officer of the Company or based upon the advice of counsel for the Company (which may be the General Counsel or other counsel employed by the Company or its subsidiaries) shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company or a Subsidiary. The termination of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant, and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the

Participant is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
     (d) CEO: The Chief Executive Officer of the Parent.
     (e) Change of Control: Shall be deemed to have occurred if any event set forth in any one of the following paragraphs shall have occurred or is pending:
          (i) any Person is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Acts of 1934, as amended from time to time (“Exchange Act”)), directly or indirectly, of 20 percent or more of either (A) the then outstanding common shares of the Parent (the “Outstanding Parent Common Shares”) or (B) the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) below;
          (ii) individuals, who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least two-thirds of the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
          (iii) the consummation of a Corporate Transaction, unless, following such Corporate Transaction or series of related Corporate Transactions, as the case may be, (A) all of the individuals and entities (which, for purposes of this Plan, shall include, without limitation, any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity) who were the beneficial owners, respectively, of the Outstanding Parent Common Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 66 2/3 percent of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or other governing body), as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Parent or all or substantially all of the Parent’s Assets either directly or through one or more subsidiaries or entities) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Parent Common Shares and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Parent or such entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least two-thirds of the members of the board of directors or other governing body of the entity resulting from such Corporate Transaction were members of the Incumbent Board at the time of the approval of such Corporate Transaction; or

          (iv) approval or adoption by the Board or the shareholders of the Parent of a plan or proposal which could result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Parent’s Assets or the dissolution of the Parent.
     (f) Code: The Internal Revenue Code of 1986, as amended.
     (g) Company: Weatherford International, Inc., a Delaware corporation, or any Successor to Weatherford International, Inc., including but not limited to any Entity into which Weatherford International, Inc. is merged, consolidated or amalgamated, or any Entity otherwise resulting from a Corporate Transaction.
     (h) Compensation: The sum of (i) the Participant’s highest annual base salary paid for personal services rendered to the Parent, the Company or a Subsidiary in the last five-year period ending on the applicable date and increased for any amounts that the Eligible Employee could have received in cash in lieu of deferrals made pursuant to a cash or deferred arrangement or a cafeteria plan described in Section 125 of the Code, plus (ii) the bonus amount (as set forth in the Participation Agreement) potentially payable to a Participant (“target”) under the Company’s or the Parent’s management incentive plan for such year or, if greater, the highest bonus (whether in cash or securities of the Company or the Parent) earned by or paid or granted to the Participant during any one of the last five calendar years ended prior to the applicable date. For purposes of the Plan, for any Eligible Employee who first becomes a Participant in the Plan on or after the Effective Date (but specifically excluding all Participants in the ERP prior to February 6, 2008 even if they continue to participate in the ERP after that date), Compensation shall mean such Participant’s highest annual base salary paid for personal services rendered to the Company, the Parent or a Subsidiary in the last five-year period ending on the applicable date, and shall specifically exclude all incentive compensation or bonuses paid or payable to such Participant.
     (i) Corporate Transaction: A reorganization, merger, amalgamation, scheme of arrangement, exchange offer, consolidation or similar transaction of the Parent or any of its Subsidiaries or the sale, transfer or other disposition of all or substantially all of the Parent’s Assets.
     (j) Disability: The absence of the Participant from performance of the participant’s duties with the Company on a substantial basis for 120 calendar days as a result of incapacity due to mental or physical illness.
     (k) Effective Date: January 1, 2009.
     (l) Eligible Employee: An individual who (i) is a member of a select group of management of the Parent or a Subsidiary and (ii) is a participant in the ERP.
     (m) Entity means any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.
     (n) ERP: Weatherford International Ltd. Nonqualified Executive Retirement Plan.
     (o) Good Reason: The occurrence of any of the following:
          (i) the assignment to the Participant of any position, authority, duties or responsibilities inconsistent with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by any employment agreement between the Company, the Parent or a Subsidiary and the Participant or as in effect prior to the assignment, or any other action by the Company, the Parent or a Subsidiary which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company, the Parent or a Subsidiary promptly after receipt of notice thereof given by the Participant;
          (ii) any failure by the Company to comply with any of the provisions of the Plan (including, without limitation, its obligations under any employment agreement between the Company, the Parent or a Subsidiary and the Participant), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company, the Parent or a Subsidiary promptly after receipt of notice thereof given by the Participant;
          (iii) any failure by the Company, the Parent or a Subsidiary to continue to provide the Participant with benefits currently enjoyed by the Participant under any of the Company’s, the Parent’s or a Subsidiary’s compensation, bonus, retirement, pension, savings, life insurance, medical, health and accident, or disability plans, or the taking of any other action by the Company, the Parent or a Subsidiary which would directly or indirectly reduce any of such benefits or deprive the Participant of any fringe benefits or perquisites currently enjoyed by the Participant;
          (iv) the Company’s, the Parent’s or a Subsidiary’s requiring the Participant to be based at any office or location other than as provided in by any employment agreement between the Company, the Parent or a Subsidiary and the Participant or the Company’s, the Parent’s or a Subsidiary’s requiring the Participant to travel to a substantially greater extent than required immediately prior to the date hereof:
          (v) any purported termination by the Company, the Parent or a Subsidiary of the Participant’s employment (including, without limitation, any secondment of the Participant to a Subsidiary without the Participant’s prior express agreement in writing or as otherwise permitted under an employment agreement);
          (vi) any failure by the Company or the Parent to comply with and satisfy Section 19 of the Plan; or
          (vii) in connection with, as a result of or following a Change of Control, the giving of notice to the Participant that his or her employment agreement with the Company, the Parent or any Subsidiary shall not be extended or renewed.
          In the event of a Change of Control or other Corporate Transaction in which the Parent’s common shares may cease to be publicly traded, following such Change of Control or the consummation of such other Corporate Transaction, “Good Reason” shall be deemed to exist upon the occurrence of any of the events listed in clauses (i) — (vii) above and also in the event Participant is assigned to any position (including status, offices, titles and reporting requirements), authority, duties or responsibilities that are (A) not at or with the publicly-traded ultimate parent company of the Successor to the Parent or the corporation or other entity surviving or resulting from such Corporate Transaction or (B) inconsistent with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by any employment agreement between the Company or the Parent and the Participant or as in effect prior to the assignment.
          For purposes of the Plan, any good faith determination of “Good Reason” made by the Participant shall be conclusive.

     (p) Maximum Benefit Percentage: The maximum benefit percentage specified in the Participation Agreement.
     (q) Parent: Weatherford International Ltd., a Bermuda exempted company, or any Successor to Weatherford International Ltd., including but not limited to any Entity into which Weatherford International Ltd. is merged, consolidated or amalgamated, or any Entity otherwise resulting from a Corporate Transaction.
     (r) Parent’s Assets: Assets (of any kind) owned by the Parent, including, without limitation, any securities of the Parent’s Subsidiaries and any of the assets owned by the Parent’s Subsidiaries.
     (s) Participant: An Eligible Employee who participates in the Plan in accordance with Section 3.
     (t) Participation Agreement: The Eligible Employee’s participation agreement under the ERP.
     (u) Person: shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Parent or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Parent or any of its Affiliates (as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act), (iii) an underwriter temporarily holding securities pursuant to an offering by the Parent of such securities, or (iv) a corporation or other entity owned, directly or indirectly, by the shareholders of the Parent in the same proportions as their ownership of common shares of the Parent.
     (v) Plan: The Weatherford International, Inc. Supplemental Retirement Plan as set forth in this document as it may be amended from time to time.
     (w) Plan Assumptions: shall mean the plan assumptions in effect under the ERP effective December 31, 2008.
     (x) Section 409A: Section 409A of the Code and the final Department of Treasury Regulations issued thereunder.
     (y) Separation From Service: shall have the meaning ascribed to that term in Section 409A.
     (z) Specified Employee: shall have the meaning ascribed to that term in Section 409A.
     (aa) Subsidiary: Any majority-owned subsidiary of the Parent or any majority-owned subsidiary thereof, or any other Entity in which the Parent owns, directly or indirectly, a significant financial interest provided that the CEO designates such Entity to be a Subsidiary for the purposes of this Plan.
     (bb) Term of the Plan: The period commencing on January 1, 2009 and ending on December 31, 2009.
     (cc) Year of Service: Each 12-month period during continuous employment with the Company, the Parent or a Subsidiary as a common-law employee beginning on an Eligible Employee’s date of hire and each anniversary thereof. Any period of less than 12 months during such continuous employment that begins on the anniversary of an Eligible Employee’s date of hire and ends on his or her date of retirement or termination of employment shall also be credited as one full Year of Service. All periods of employment by the Company, the Parent or a Subsidiary shall be taken into account and neither the transfer of an Eligible Employee from employment by the Company or the Parent to employment by a Subsidiary nor the transfer of an Eligible

Employee from employment by a Subsidiary to Employment by the Company or the Parent shall be deemed to be a termination of employment by the Eligible Employee. Moreover, the employment of an Eligible Employee shall not be deemed to have been terminated because of his absence from active employment on account of temporary illness or authorized vacation, or during temporary leaves of absence from active employment granted by the Company or a Subsidiary for reasons of professional advancement, education, health, or government service, or during military leave for any period if the Eligible Employee returns to active employment within 90 days after the termination of his military leave, or during any period required to be treated as a leave of absence by virtue of (i) any enforceable employment or other agreement or (ii) any applicable law, such as the federal Family and Medical Leave Act of 1993.
     3. Participation; Reduction of Salary; Years of Service; Years of Age; Payment Election.
     (a) An Eligible Employee shall participate in the Plan effective January 1, 2009.
     (b) For purposes of determining a Participant’s Years of Service under the Plan, the CEO may, in his sole discretion, credit a Participant (excluding himself) with additional Years of Service. In addition, for purposes of determining any benefits payable under Section 4, upon termination of employment for any reason (except for termination by the Company for Cause or voluntary termination by the Participant for any reason other than for Good Reason, death, Disability or Retirement), each Participant shall be credited with an additional number of Years of Service and years of age as set forth in the Participation Agreement.
     (c) When determining the benefits payable to a Participant, if a Participant’s actual age (before adding any additional years) is 55 or older, then no additional years of age will be credited to such Participant. If, however, a Participant’s actual age is 54 or less, then the Participant will be credited with additional years of age under the terms of this Plan, provided that when the Participant’s age (for purposes of determining the benefits payable under this Plan) reaches 55 years, then no additional years of age will be credited to the Participant.
     4. Benefits Upon Termination.
     (a) In the event of the Participant’s termination of employment with the Parent, the Company or any Subsidiary following a Change of Control and during the Term of the Plan (except for termination by the Company or a Subsidiary for Cause) of a Participant, the Company shall pay to the Participant as a termination benefit (“Termination Benefit”) an amount equal to (A) minus (B) where (A) represents the lump sum equivalent (determined using the Plan Assumptions) of an annual benefit equal to the product of (i) the Annual Benefit Percentage, multiplied by (ii) the Participant’s Compensation in effect as of his or her date of termination, and multiplied by (iii) the Participant’s Years of Service, up to a maximum amount equal to such Compensation multiplied by the Maximum Benefit Percentage and (B) represents the amount of the Participant’s Termination Benefit under the ERP. For purposes of clause (A), in the event of a Change of Control, the following provisions shall apply, and shall supersede any contrary provisions in the Plan:
          (i) As of the Change of Control, each Participant shall be automatically credited with and deemed to have completed an additional five Years of Service (in addition to the Years of Service already completed by or granted to a Participant under the Plan) and additional five years of age.

          (ii) In the event of a Participant’s termination of employment with the Parent, the Company or any Subsidiary for any reason other than for Cause after a Change of Control, the Participant shall be credited with an additional five Years of Service (in addition to the Years of Service already completed by or granted to a Participant under the Plan and the five Years of Service granted under Section 4(a)(i)) and additional five years of age.
     (b) The Company shall pay the Termination Benefit to the Participant within 15 days after the date of the Participant’s Separation From Service; provided, however, that if the Participant is a Specified Employee, the Participant’s Termination Benefit shall be paid on the date that is six months following the date of the Participant’s Separation From Service.
     5. Death Benefit. In the event of a Participant’s death after the Participant has become entitled to a Termination Benefit but prior to the date of the payment of his or her Termination Benefit the Company shall pay to the Participant’s Beneficiaries the Termination Benefit 15 days after the date of the Participant’s death.
     6. Tax Gross-up. All amounts payable (whether currently or in the future) by the Company to a Participant or his or her Beneficiaries under this Plan and the ERP shall be grossed-up in accordance with the provisions of Appendix A hereto.
     7. Medical Coverage. For each Participant who is eligible to receive or receives benefits under the Plan or the ERP, beginning as of the first day following a Participant’s date of termination of employment, each Participant and his or her spouse and their dependent children (up to age 25) shall be provided by the Company with health and medical (including optical and dental) insurance for the remainder of the Participant’s and his or her spouse’s individual lives that is equivalent to the most beneficial health and medical insurance that Participant was eligible to receive during his or her employment with the Company or a Subsidiary (which shall be no less beneficial than the insurance provided to the CEO). The Company shall be responsible and obligated to maintain such health and medical insurance and shall pay all premiums for such insurance, provided, however, that (i) the Participant shall continue to pay the normal monthly employee contribution for the insurance, subject to a maximum annual aggregate Participant contribution of $2,000, and (ii) these health and medical benefits shall, to the extent permitted by law, be secondary to any benefits provided under Medicare and to any other health and medical benefits that the Participant receives from any other employer provided plan. Each Participant as of the Effective Date, has a fully nonforfeitable interest in the benefits specified in this Section 7, without any requirement that future services be performed after the Effective Date. To the extent that the accident or health insurance benefits specified in this Section 7 are not provided through an arrangement that is fully insured by a third party the following provisions shall apply to the reimbursement of such benefits. The amount of accident and health insurance expenses eligible for reimbursement during Participant’s taxable year will not affect the expenses eligible for reimbursement in any other taxable year (with the exception of applicable lifetime maximums specified in the plans). The Participant’s right to reimbursement is not subject to liquidation or exchange for another benefit. To the extent that the benefits provided to the Participant pursuant to this Section 7 are taxable to the Participant and not otherwise exempt from Section 409A, any amounts to which the Participant would otherwise be entitled under this Section 7 during the first six months following the date of the Participant’s Separation From Service shall be accumulated and paid to the Participant on the date that is six months following the date of his Separation From Service.
     8. Payor of Benefits. Benefits payable under the Plan with respect to a Participant shall be the obligation of the Company.

     In order to meet its contingent obligations under the Plan, the Company shall not be required to set aside any assets or otherwise create any type of fund in which any Participant, or any person claiming under such Participant, has an interest other than that of an unsecured general creditor of the Company, or which would provide any Participant, or any person claiming under such Participant, with a legally enforceable right to priority over any general creditor of the Company in the event of insolvency of the Company. For all purposes of the Plan, the Company shall be considered insolvent if it is unable to pay its debts as they mature or if it is subject to a pending proceeding as a debtor under the U.S. Bankruptcy Code.
     During any period in which any trust which conforms to the prior paragraph is in existence, benefits payable under the Plan shall be payable by the trustee in accordance with the terms, provisions, conditions and limitations of the Plan and trust. To the extent that any distribution described in the immediately preceding sentence does not fully satisfy the obligation for any benefit due under the Plan, the Company shall remain fully liable and obligated for full payment of any unpaid benefit due and payable under the Plan.
     9. Benefits Payable Only from General Corporate Assets; Unsecured General Creditor Status of Participants.
     (a) The payments to a Participant or his or her Beneficiary hereunder shall be made from assets which shall continue, for all purposes to be a part of the general, unrestricted assets of the Company; no person shall have any interest in any such assets by virtue of the provisions of this Plan. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.
     (b) In the event that, in its discretion, the Company purchases an insurance policy or policies insuring the life of any Participant (or any other property) to allow the Company to recover the cost of providing benefits, in whole or in part, hereunder, neither the Participant nor his or her Beneficiary shall have any rights whatsoever therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such insurance policy or other property and shall possess and may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for the Participant, his or her Beneficiary or any other person nor as collateral security for any obligation of the Company hereunder.
     10. Full Settlement.
     (a) No Right of Offset. The Company’s obligations to make payments under this Plan and to otherwise perform its obligations under this Plan shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against a Participant or others.
     (b) No Benefit Reduction. Except as expressly provided herein, the amount of any payments or benefits provided for in the Plan shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by any other retirement or severance benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

     11. Forfeiture Upon Termination of Employment for Cause. In the event of a Participant’s termination of employment by the Company, the Parent or a Subsidiary for Cause, the Participant’s benefits under the Plan shall be forfeited and shall have no right to any benefits under the Plan.
     12. Beneficiary Designation. The Participant shall have the right, at any time, to submit in the form approved by the Company a written designation of primary and secondary Beneficiaries to whom payment under this Plan shall be made in the event of his or her death prior to complete distribution of the benefits due and payable under the Plan. Each Beneficiary designation shall become effective only when received by the Company. If no such designation has been received by the Company from the Participant prior to his or her death, the Participant shall be deemed to have designated as the Beneficiary (i) the Participant’s surviving spouse, or (ii) if there is no surviving spouse, the Participant’s children, in equal shares.
     13. No Trust Created. Nothing contained in this Plan, and no action taken pursuant to its provisions by either party hereto shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and any Participant, his or her Beneficiary or any other person.
     14. No Contract of Employment. Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon a Participant the right to continue to be employed by the Company or any Subsidiary in his or her present capacity, or in any capacity. This Plan relates to the payment of deferred compensation for the Participant’s services, payable after termination of his or her employment with the Company or any Subsidiary, and is not intended to be an employment contract.
     15. Benefits Not Transferable. Neither a Participant nor his or her Beneficiary shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder. No such amounts shall be subject to seizure by any creditor of any such Participant or Beneficiary, by a proceeding at law or in equity, nor shall such amounts be transferable by operation of law in the event of bankruptcy, insolvency or death of the Participant or his or her Beneficiary. Any such attempted assignment or transfer shall be void.
     16. Administration.
     (a) Full power and authority to construe, interpret and administer the Plan shall be vested in the CEO. This power and authority includes, but is not limited to, selecting Eligible Employees to participate in the Plan, establishing rules and regulations for the administration of the Plan, maintaining all records necessary for administration of the Plan, including, but not limited to, Participation Agreements and beneficiary designation forms, and making all other determinations, and taking such actions, as may be necessary or advisable for the administration of the Plan. Decisions of the CEO shall be final, conclusive and binding upon all parties. The CEO, in his sole discretion, may delegate day-to-day administration of the Plan to an employee or employees of the Company or to a third-party administrator. The CEO may also rely on counsel, independent accountants or other consultants or advisors for advice and assistance in fulfilling its administrative duties under the Plan.
     (b) Certain persons may be offered the ability to participate in the Plan as an Eligible Employee upon terms and conditions that differ from those in the Plan. The Participation Agreement for any such Eligible Employee will be deemed to be an amendment to the Plan only for such Eligible Employees who elect to participate in the Plan.
     17. Determination of Benefits.
     (a) Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (“Claimant”), or his or her duly authorized representative, may file a written request for such benefit with the CEO of the Company, setting forth his or her claim. The request must be addressed to the CEO of the Company at the Company’s principal place of business.
     (b) Claim Decision. Upon receipt of a claim, the CEO shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than 60 days (45 days for Disability claims), and shall, in fact, deliver such reply within such period. However, the CEO may extend the reply period for an additional 30 days for reasonable cause (an additional 15 days, if necessary, for Disability claims). If the reply period will be extended, the CEO shall advise the Claimant in writing during the initial 60-day period (45-day period for Disability claims) indicating the special circumstances requiring an extension and the date by which the CEO expects to render the benefit determination.
     If the claim is denied in whole or in part, the CEO will render a written opinion, using language calculated to be understood by the Claimant, setting forth (i) the specific reason or reasons for the denial, (ii) the specific references to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary, (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review, and (v) the time limits for requesting a review of the denial and for the actual review of the denial. With respect to a Disability claim, if the CEO relied on a rule, guideline, protocol or similar criterion in denying the claim, the notice will either include a copy or state that it was relied on and will be provided upon request, without charge.
     (c) Request for Review. Within 60 days (180 days for Disability claims) after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Board review the CEO’s prior determination. Such request must be addressed to the Board at the Company’s then principal place of business. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which such information shall be considered in the review under this subsection without regard to whether such information was submitted or considered in the initial benefit determination.
     The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the CEO in making the initial claims decision, (ii) was submitted, considered or generated in the course of the CEO making the initial claims decision, without regard to whether such instrument was actually relied upon by the CEO in making the decision, (iii) demonstrates compliance by the CEO with administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated Claimants, or (iv) in the case of a Disability claim, constitute a statement of policy or guidance concerning the denied benefit. With respect to a Disability claim, (1) the Claimant may request that any medical or vocational experts who advised the CEO regarding the claim be identified, and (2) if the claim was denied on the basis of a medical judgment, the Board will consult a health care professional with appropriate training and experience other than the health care professional who was consulted in connection with the denial of the claim or his or her subordinates. If the Claimant does not request a review of the CEO’s determination within such 60-day period (180-day period for Disability claims), he or she shall be barred and estopped from challenging such determination.
     (d) Review of Decision. Within a reasonable period of time, ordinarily not later than 60 days (45 days for Disability claims), after the Board’s receipt of a request for review, it will review the CEO’s prior determination. If special circumstances require that the 60-day time period (45-day time period for Disability claims) be extended, the Board will so notify the Claimant within the initial 60-day period (45-day period for Disability claims) indicating the special circumstances requiring an extension and the date by which the Board expects to render its decision on review, which shall be as soon as possible but not later than 120 days (90 days for Disability claims) after receipt of the request for review.
     The Board has discretionary authority to determine a Claimant’s eligibility for benefits and to interpret the terms of the Plan. Benefits under the Plan will be paid only if the Board decides in its discretion that the Claimant is entitled to such benefits. The decision of the Board of Directors shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Company and the Claimant.
     If the Board makes an adverse benefit determination on review, the Board will render a written opinion, using language calculated to be understood by the Claimant, setting forth (i) the specific reason or reasons for the denial, (ii) the specific references to pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (A) was relied upon by the Board in making its decision, (B) was submitted, considered or generated in the course of the Board making its decision, without regard to whether such instrument was actually relied upon by the Board in making its decision, (C) demonstrates compliance by the Board with administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants, or (D) in the case of a Disability claim, constitute a statement of policy or guidance concerning the denied benefit, and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review. With respect to a Disability claim, if the Board relied on a rule, guideline, protocol or similar criterion in denying the claim, the notice will either include a copy or state that it was relied on and will be provided upon request, without charge.
     18. Amendment. This Plan may be amended, altered, modified, or terminated at any time by a written instrument signed by the Company, or its Successors; provided, however, that no such amendment, alteration, modification or termination may adversely affect the rights of any Participant under this Plan. In addition, as provided for in Section 16(b), the terms and conditions contained in a Participation Agreement for any particular Participant shall be deemed to be an amendment to the Plan only for purposes of such Participant. In the event of a Change of Control, the Plan cannot be amended, altered, modified or terminated thereafter without the prior written consent of each Participant. Except for the application of Section 7 (which shall not be superseded by the terms of any other agreement with the Participant), to the extent that any of the terms and provisions of this Plan are contrary or contradictory to any terms and provisions of any employment agreement between a Participant and the Company or a Subsidiary, and the terms and provisions of such employment agreement are more beneficial to a Participant, then the terms and provisions of the employment agreement shall control and shall be deemed to be substituted for and replace the contrary terms and provisions of this Plan.

     19. Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company and the Parent will require any successor (whether direct or indirect, by purchase, merger, consolidation, amalgamation, scheme of arrangement, exchange offer, operation of law or otherwise (including any purchase, merger, amalgamation, Corporate Transaction or other transaction involving the Company or any subsidiary or Affiliate of the Company), to all or substantially all of the business and/or assets of the Company or its subsidiaries (a “Successor”) to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company or the Parent to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of the Company’s obligations under this Plan.
     20. Not a Security. Nothing contained herein shall be construed to create a security. This Plan relates to the payment of deferred compensation for each Participant’s services, payable after termination of his or her employment with the Company, and is not intended to be, or to create, a security.
     21. Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent or demand. Either party may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.
     22. Enforceability. If any one or more of the provisions contained in this Plan shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Plan, and the terms of such provision shall be construed, amended or deleted (if necessary) so as to cure such invalidity, illegality or unenforceability.
     23. Governing Law. Except to the extent preempted by federal law, this Plan, and the rights of the Company and the Eligible Employees hereunder, shall be governed by and construed in accordance with the laws of the State of Texas without regard to the principles of conflicts of law that might otherwise apply.
     24. Term of the Plan. Notwithstanding any other provision of the Plan, no benefits or payments hereunder shall be provided or paid following December 31, 2010.

     IN WITNESS WHEREOF, the Plan, is executed by a duly authorized officer of the Company on the 31st day of December, 2008.

WEATHERFORD INTERNATIONAL, INC.

By:	/s/ Bernard J. Duroc-Danner Bernard J. Duroc-Danner
President

APPENDIX A
     A. Anything in the Plan to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Parent, the Company or any of their Subsidiaries to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of the Plan, the ERP or otherwise, but determined without regard to any additional payments required under this Appendix A) (a “Payment”) would be subject to any penalties, excise or other taxes, including, but not limited to, any penalties, excise or other taxes imposed by sections 4999, 409A or 457A of the Code (and any successor provisions or sections to such sections), or any interest or penalties are incurred by the Participant with respect to any such excise or other taxes (such excise or other taxes, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of this Appendix A, all references to the Company shall be deemed to also include any Subsidiaries that have payment obligations under the Plan.
     B. Subject to the provisions of paragraph C, all determinations required to be made under this Appendix A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination shall be made by PricewaterhouseCoopers or, as provided below, such other certified public accounting firm as may be designated by the Participant (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days after the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Participant shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Appendix A, shall be paid by the Company to the Participant within five days after the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. Notwithstanding any provision of this Agreement to the contrary, any amounts to which the Participant would otherwise be entitled under this Appendix A during the first six months following the date of the Participant’s Separation From Service shall be accumulated and paid to the Participant on the date that is six months following the date of his Separation From Service. All amounts payable under this paragraph B shall be paid no later than the earlier of (i) the time periods described above and (ii) the last day of the Participant’s taxable year next following the Participant’s taxable year in which the Participant remits the related taxes to the applicable taxing authorities. As a result of the uncertainty in the application of Excise Taxes at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph C and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant, subject to the foregoing sentence, and in no event later than the deadline specified in this paragraph B.

     C. The Participant shall notify the Company in writing of any claim by the Internal Revenue Service (the “IRS”) that, if successful, would require the payment by the Company of the Gross-Up Payment (or an additional Gross-Up Payment) in the event the IRS seeks higher payment. Such notification shall be given as soon as practicable, but no later than ten business days after the Participant is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:
     (1) give the Company any information reasonably requested by the Company relating to such claim,
     (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
     (3) cooperate with the Company in good faith in order to effectively contest such claim, and
     (4) permit the Company to participate in any proceedings relating to such claims;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such costs and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Appendix A, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issues raised by the IRS or any other taxing authority. The Company shall not direct the Participant to pay such a claim and sue for a refund if, due to the prohibitions of section 402 of the Sarbanes-Oxley Act of 2002, the Company may not advance to the Participant the amount necessary to pay such claim. All costs and expenses described in this paragraph C shall be paid by the Company at least ten days prior to the date that the Participant is required to pay or incur such costs or expenses. The costs and expenses that are subject to be paid pursuant to this paragraph C shall not be limited as a result of when the costs or expenses are incurred. The amounts of costs or expenses that are eligible for payment pursuant to this paragraph C during a given taxable year of the Participant shall not affect the amount of costs or expenses eligible for payment in any other taxable year of the Participant. The right to payment of costs and expenses pursuant to this paragraph C is not subject to liquidation or exchange for another benefit. All tax amounts payable by the Company under this paragraph C shall be paid no later than the earlier of (i) the time periods described above and (ii) the last day of the Participant’s taxable year next following the Participant’s taxable year in which the Participant remits the related taxes to the applicable taxing authorities. Notwithstanding any provision of this Agreement to the contrary, any amounts to which the Participant would otherwise be entitled under this paragraph C during the first six months following the date of the Participant’s Separation From Service shall be accumulated and paid to the Participant on the date that is six months following the date of his Separation From Service.
     D. If, after the receipt by the Participant of an amount advanced by the Company pursuant to paragraph C, the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of paragraph C) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to paragraph C, a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall not be required to be repaid.